EXHIBIT 21.1
AXS-ONE INC.
List of Subsidiaries
(as of April 13, 2009)
Computron Holdings, Inc. (incorporated in the State of Delaware)
AXS-One Pty Ltd. (incorporated in Australia)
AXS-One Pte Ltd (incorporated in Singapore)
AXS-One Limited (incorporated in England and Wales)